BELL SPORTS CORP.
                          EXHIBIT - 11 - STATEMENT RE:
                        COMPUTATION OF PER SHARE EARNINGS
               (Unaudited; In Thousands, Except Per Share Amounts)

                                              Nine Months Ended     Three Months Ended

                                            Mar. 29,    Mar. 30,    Mar. 29,    Mar. 30,
                                             1997        1996        1997        1996
                                           --------------------------------------------
Net (loss) income                          $(22,414)   $(12,382)   $(21,943)   $    713


Net effect on net (loss) income
from conversion of other pontentially
dilutive securties                            1,820       2,215         819         738
                                           --------------------------------------------


Adjusted net (loss) income                 $(20,594)   $(10,167)   $(21,124)   $  1,451
                                           ============================================



Weighted average number of common
and common equivalent shares outstanding
- primary                                    13,774      13,876      13,774      13,738

Net effect of other potentially dilutive
securities                                    1,595       1,595       1,595       1,595
                                           --------------------------------------------

Adjusted average shares outstanding for
fully diluted computation                    15,369      15,471      15,369      15,333
                                           ============================================

Per share amount - fully diluted           $  (1.34)   $  (0.66)   $  (1.37)   $   0.09
                                           ============================================

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